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Exhibit 10 (e)(2)

PLAYTEX PRODUCTS, INC. DEFERRED BENEFIT EQUALIZATION PLAN
AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002

AMENDMENT 2003-1

        WHEREAS, Playtex Products, Inc. (the "Company") maintains the Playtex Products, Inc. Deferred Benefit Equalization Plan, amended and restated effective January 1, 2002 (the "Plan"), for certain eligible senior management and highly compensated employees;

        WHEREAS, pursuant to Section 8.01 of the Plan, the Company may amend the Plan at any time; and

        WHEREAS, at a meeting held on February 27, 2003, the Compensation and Stock Option Committee of the Board of Directors amended the Plan in certain respects.

        NOW, THEREFORE, the Plan is hereby amended, effective as of February 27, 2003, as follows:

  1.
  Section 3.02 of the Plan is replaced with the following Section 3.02:

    "Section 3.02 Distribution Following a Change of Control. Upon the occurrence of a Change of Control, a Participant's vested Account balance shall be distributed in accordance with the Participant's existing election under the Plan. Notwithstanding the preceding sentence, before the occurrence of a Change of Control, a Participant, in accordance with procedures established by the Plan Administrator, may elect to receive his vested Account balance (a) beginning upon a Change of Control in equal annual installments over a period that does not exceed the lesser of fifteen (15) years or the Participant's life expectancy, as elected by the Participant; or (b) in a lump sum distribution at a future date elected by the Participant."

  2.
  Article 3 of the Plan is amended to add the following new Section 3.06:

    "Section 3.06 Withdrawal Election. Notwithstanding the foregoing provisions of this Article 3, a Participant may elect to withdraw all of his or her vested Account balance before such Account balance would otherwise be payable under the Plan. The Participant shall make this election by giving the Plan Administrator advance written notice of the election in a form determined from time to time by the Plan Administrator. Such Account balance, minus a penalty that is equal to the lesser of (a) 10% of the Participant's Account balance or (b) $50,000, shall be paid to the Participant in a single lump sum payment as soon as practicable following the Plan Administrator's receipt of the Participant's request. No partial withdrawals of a Participant's vested Account shall be permitted under this section 3.06."

  3.
  Article 8 of the Plan is deleted in its entirety and replaced with the following Article 8:

"ARTICLE 8
AMENDMENT AND TERMINATION

            Section 8.01 Authority to Amend. Subject to Section 8.03, the Company may amend the Plan at any time in any manner whatsoever. Notwithstanding the above, no amendment shall operate to reduce the benefit amount accrued on behalf of a Participant as of the date of the amendment.

            Section 8.02 Right to Terminate. Subject to Section 8.03, the Company shall have the right at any time for any reason to terminate the Plan, by action of the Plan Administrator; provided, however, that the Plan termination shall not operate to reduce the amount accrued on behalf of a Participant as of the date of the Plan's termination.

            Section 8.03 Effects of Change of Control. Notwithstanding the foregoing provisions of this Article 8, from and after a Change of Control, the Company may not amend or terminate the

    Plan during the 24-month period following a Change of Control; provided, however, that the Company may suspend or terminate all further contributions to the Plan. After such 24-month period, the Company may not amend the Plan to accelerate benefit payments, except as provided in Section 3.04, or otherwise change the distribution provisions of the Plan."

        IN WITNESS WHEREOF, and as evidence of the adoption of this Amendment by resolution of the Compensation and Stock Option Committee of the Board of Directors, the Company has caused this Amendment to be signed by its duly authorized officer.

PLAYTEX PRODUCTS, INC.

By:	/s/ GLENN A. FORBES

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PLAYTEX PRODUCTS, INC. DEFERRED BENEFIT EQUALIZATION PLAN AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002 AMENDMENT 2003-1
"ARTICLE 8 AMENDMENT AND TERMINATION